EXHIBIT 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-11 of our report dated April 4, 2003, except with respect to Note 8 as to which the date is October 10, 2003, relating to the financial statements of RLJ Tampa Hotel, LLC, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

McLean, VA

October 24, 2003